Exhibit 10.1

                             Remote Knowledge, inc.
                             A Delaware Corporation

                   Certificate of Designations and Preferences

                      Series B Convertible Preferred Stock

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, and Article IV of its Certificate of Incorporation, Remote Knowledge, Inc., a corporation organized and existing under the laws of the state of Delaware,

     DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, and pursuant to the Delaware General Corporation Law, said Board of Directors, by written consent dated as of March 2, 2004 provided for the creation of its series of up to 13,000 shares of Series B Convertible Preferred Stock, which resolution reads as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article IV of the Corporation's Certificate of Incorporation, a series of Preferred Stock of the Corporation will be, and it hereby is, created out the authorized but unissued shares of the preferred stock of the Corporation, such series to be designated "Series B Convertible Preferred Stock," (the "Series B Preferred Stock") to consist of up to 9,250 shares, par value $.001 per share, of which the preferences, and relative and other rights, and the qualifications, limitations or restrictions thereof, will be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

     1. Dividend Provisions. The holders of shares of Series B Preferred Stock (the "Holder" or "Holders") will be entitled to receive dividends, out of any assets legally available therefore, on a pro rata basis based on the number of shares of common stock that would be held by each Holder if all such Series B Preferred Stock were converted to common stock (such aggregate number calculated on an "As-If-Converted Basis"), payable when, as and if declared by the Board of Directors. The holders of common stock and the holders of Series A Preferred Stock will be entitled to receive dividends on a parity with the Holders, but for so long as any Series B Preferred Stock is outstanding, the Corporation will not declare or pay any dividend or make any distribution on an series of stock that is junior to the Series B Preferred or stock that is on a parity with the Series B Preferred, whether the dividend is in cash, property or other form.

     2. Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holders will be entitled to receive, subject to the terms and conditions below with respect to the Series A Preferred Stock, and prior and in preference to any distribution of any of the assets of the Corporation to the holders of common stock, by reason of their ownership thereof, a total amount per share equal to the sum of (i) $2,000.00 for each outstanding share of Series B Preferred Stock and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such

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fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) payable as set forth below in this Section 2(a). With respect to the Series A Preferred Stock, any payments in liquidation, dissolution or winding up of the Corporation will first be made so that the Holders will receive $1,000 per share, then next the holders of the Series A Preferred Stock will receive $1,000 per share and then the Holders and the holders of the Series A Preferred Stock will receive the next proceeds ratably until the Holders and the holders of the Series A Preferred Stock receive a total of $2,000 per share (including the initial $1,000 payments), plus an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the Holders shall be insufficient to permit the payment to the Holders of at least $1,000 per share, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders pro rata based upon the number of shares of Series B Preferred Stock held by each Holder.

             (i) Upon the completion of the distributions required by subsection
     (a) of this Section 2, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the Holders, the holders of the Series A Preferred Stock and common stock pro rata based on the number of shares of common stock held by each (on an As-If-Converted Basis), without regard to any assets or proceeds distributed to the Holders and the holders of Series A Preferred Stock pursuant to subsection 2(a). For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be only at that time the Board of Directors and the Stockholders determine in accordance with the laws of the State of Delaware to wind up and terminate the existence of the Corporation. The amount deemed paid or distributed to Holders in any of such events, if the amount paid or distributed is other than cash, shall be the value of the property, rights or securities paid or distributed to the Holders by the Corporation or the acquiring person, firm or entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

     3. Conversion. The Holders shall have conversion rights as follows (the "Conversion Rights"):

        (a) Right to Convert. At any time after the issuance of the Series B Preferred Stock, each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by multiplying such share by the ratio that is equal to (x) the price paid for such share by the Holder to whom such share was issued by the Corporation (the "Original Series B Issue Price") divided by (y) the Series B Conversion Price (the "Series B Conversion Ratio"), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion The initial Series B Conversion Price per share shall be $0.75. The Series B Conversion Price will be subject to adjustment as set forth in subsection 3(d).

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        (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of common stock at the Series B Conversion Ratio then in effect immediately upon the earlier of (i) the Corporation's sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $5.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $25,000,000 in the aggregate, or (ii) the date specified by written consent or agreement of the Holders of not less than 80% of the then outstanding shares of Series B Preferred Stock.

        (c) Mechanics of Conversion. Before any Holder will be entitled to convert the same into shares of common stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed, along with the Notice of Conversion which is attached as Exhibit A hereto, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and will give written notice to the Corporation at its principal corporate office, of the number of shares of Series B Preferred Stock to be converted and of the election to convert the same, and shall state therein the name or names in which the certificate or certificates for the shares of common stock are to be issued. The Corporation will pay any issue and transfer taxes that may be payable in respect of any issue or delivery of shares of common stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation will, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of common stock to which such Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such Holder gives written notice of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any Holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the common stock upon conversion of the Series B Preferred Stock will not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

        (d) Conversion Price Adjustments of Series B Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. (i) The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                  (A) If the Corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to the issuance of such Additional Stock (a "Dilutive Price"), the Series B Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to the Dilutive Price.

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     Any adjustment made pursuant to this clause (i)(A) shall be made on the next business day following the date on which any such issuance is made and shall be effective as of the close of business of the date of such issuance.

                  (B) No adjustment of the Series B Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Series B Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Series B Conversion Price above the Series B Conversion Price in effect immediately prior to such adjustment.

                  (C) In the case of the issuance of common stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (D) In the case of the issuance of the common stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                  (E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for common stock, securities by their terms convertible into or exchangeable for common stock or options to purchase or rights to subscribe for such convertible or exchangeable securities ("Common Stock Equivalents"), the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

                       (1) The aggregate maximum number of shares of common stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for common stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the common stock covered thereby.

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                       (2) The aggregate maximum number of shares of common
     stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

                       (3) In the event of any change in the number of shares of common stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of common stock outstanding for purposes of subsection 3(d)(i)(A)), the Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of common stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                       (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of common stock outstanding for purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of common stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                       (5) The number of shares of common stock deemed issued and the consideration deemed paid therefor pursuant to subsections

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     3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

             (ii) "Additional Stock" shall mean any shares of common stock or Common Stock Equivalents issued by the Corporation after the Purchase Date other than:

                  (A) shares of common stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof; (B) shares of common stock issued or issuable to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation (including past stock grants of 3,794,000 shares of common stock issued to officers and directors of the Corporation), up to 20% of the total number of shares of common stock outstanding at the time of issuance (on an As-If-Converted Basis);

                  (C) shares of common stock issuable or issued upon conversion of any shares of Series A Preferred Stock or Series B Preferred Stock;

                  (D) the issuance of securities in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, provided that such bona fide business acquisition is approved by the Board of Directors of the Corporation; or

                  (E) the issuance of securities pursuant to the anti-dilution provisions of any other outstanding securities of the Corporation that are triggered as a result of the sale of Series B Preferred Stock at the initial Series B Conversion Price.

             (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of common stock or the determination of holders of common stock entitled to receive a dividend or other distribution payable in additional shares of common stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of common stock or the Common Stock Equivalents (including the additional shares of common stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the Series B Conversion Ratio shall be increased in proportion to such increase of the aggregate of shares of common stock outstanding and those issuable with respect to such Common Stock Equivalents.

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             (iv) If the number of shares of common stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Series B Conversion Price shall be appropriately increased so that the Series B Conversion Ratio shall be decreased in proportion to such decrease in outstanding shares.

        (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the Holders shall be entitled to a proportionate share of any such distribution as though they were the holders of the maximum number of shares of common stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of common stock of the Corporation entitled to receive such distribution.

        (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the common stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of common stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series B Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

        (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon

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     the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series B Conversion Price at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series B Preferred Stock.

        (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the Holder, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles of Incorporation.

        (k) Notices. Any notice required by the provisions of this Section 3 to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his address appearing on the books of the Corporation.

     4. Voting Rights. The Holder of each share of Series B Preferred Stock shall have the right to one vote for each share of common stock into which such Series B Preferred Stock could then be converted, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote, except as provided herein or as otherwise required by law. Fractional votes shall not, however, be permitted and any fractional voting rights available on an As-If-Converted Basis (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

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     5. Priority. The Series B Preferred Stock shall rank, with respect to all dividends and distributions of the Corporation, senior to the Series A Preferred Stock and the common stock and all other series of preferred stock of the Corporation hereafter created by the Board of Directors.

     6. Financial Statements. For so long as at least 10% of the Series B Preferred Stock issued on the Purchase Date remains outstanding, the Corporation shall deliver to each Holder:

        (a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Corporation, an income statement and statement of cash flows for the Corporation for such year, and a balance sheet and statement of stockholder's equity for the Corporation for such year, audited and certified by independent public accountants selected by the Corporation;

        (b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Corporation, an unaudited income statement and unaudited statement of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter.

     7. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     9. Covenant. The Corporation shall not, without first obtaining the affirmative vote or written consent of the Holders of more than 50% of the outstanding shares of Series B Preferred Stock, amend, supplement, or modify this Certificate of Designation or otherwise alter or change the terms, rights, preferences or privileges of the Series B Preferred Stock.

     IN WITNESS WHEREOF, Remote Knowledge, Inc has caused this certificate to be duly executed by it President and Secretary this 31st day of March, 2004.


                                            ------------------------------------
                                            Randy S. Bayne, President


Attest:


---------------------------
Secretary


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                                    EXHIBIT A


                             REMOTE KNOWLEDGE, INC.

                          CONVERSION EXERCISE AGREEMENT


To: Computershare Investor Services                     Dated:_________________



     The undersigned, pursuant to the Conversion Rights set forth in the attached Series B Convertible Preferred Stock ("Series B Preferred") (Certificate No. _____), hereby agrees to subscribe for and purchase ________ shares of the Common Stock covered by such Series B Preferred and makes payment herewith in full therefor by converting ________ shares of the attached Series B Preferred certificate and thereby canceling that number of converted shares of the Series B Preferred certificate. If the undersigned is not converting all of the Series B Preferred shares represented by the attached certificate, please reissue a new certificate for the remaining Series B Preferred shares and deliver it to the undersigned at the address set forth below along with the certificate for the newly issued common shares of Remote Knowledge, Inc. The conversion rate is 3.34 shares of common for each share of Series B Preferred. No less than one (1) share of Series B Preferred may be converted and no fractional Series B Preferred conversions are permitted.



                           Signature:
                                      ------------------------------------------
                                      (exactly as it appears on the Certificate)

                           Print Name:
                                       -----------------------------------------

                           Address: --------------------------------------------

                                    --------------------------------------------

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